Free Writing Prospectus pursuant to Rule 433 dated October 3, 2024 / Registration Statement No. 333-269296

STRUCTURED INVESTMENTS

Opportunities in Commodities and U.S. and International Equities

GS Finance Corp.

Trigger PLUS Based on the Value of a Basket of Commodity and Equity ETFs due October 21, 2027

Principal at Risk Securities

The Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.			Multiplier:

Each multiplier will be set on the pricing date based on the applicable underlying ETF’s respective initial basket component value so that each underlying ETF will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Trigger PLUS and will equal, for each underlying ETF, (i) the product of the applicable basket component weighting times 100 divided by (ii) the applicable initial basket component value.

You should read the accompanying preliminary pricing supplement dated October 3, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Basket:			Basket performance factor:	final basket value / initial basket value
	Basket component	Basket component weighting
	VanEck Gold Miners ETF (Bloomberg symbol, “GDX UP Equity”)	50.00%	CUSIP / ISIN:	40058FEY5 / US40058FEY51
	iShares® Silver Trust (Bloomberg symbol, “SLV UP Equity”)	50.00%	Estimated value range:	$890 to $950 (which is less than the original issue price; see the accompanying preliminary pricing supplement)
	We refer to each of the VanEck Gold Miners ETF and the iShares® Silver Trust singularly as an underlying ETF and together as the underlying ETFs.		Trigger PLUS Payoff Diagram*

Pricing date:	expected to price on or about October 17, 2024
Original issue date:	expected to be October 22, 2024
Valuation date:	expected to be October 18, 2027
Stated maturity date:	expected to be October 21, 2027
Payment at maturity (for each $1,000 stated principal amount of your Trigger PLUS):

If the final basket value is greater than the initial basket value, $1,000 + the leveraged upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final basket value is equal to or less than the initial basket value, but greater than or equal to the trigger level, $1,000

If the final basket value is less than the trigger level, $1,000 × the basket performance factor

This amount will be less than the stated principal amount of $1,000, will represent a loss of more than 20.00% and could be zero.

Leveraged upside payment:	$1,000 × leverage factor × basket percent increase		Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
Leverage factor:	200%		250.000%	170.500%
Maximum payment at maturity (set on the pricing date):	at least $1,705.00 per Trigger PLUS (at least 170.50% of the stated principal amount)		175.000%	170.500%
			135.250%	170.500%
			130.000%	160.000%
Basket percent increase:	(final basket value – initial basket value) / initial basket value		120.000%	140.000%
			110.000%	120.000%
Initial basket value:	100		100.000%	100.000%
Final basket value:	the basket closing value on the valuation date		95.000%	100.000%
Trigger level:	80.00% of the initial basket value		90.000%	100.000%
Basket closing value:	The basket closing value on any day is the sum of the products of the basket component closing value of each underlying ETF times the applicable multiplier for such underlying ETF on such date.		85.000%	100.000%
			80.000%	100.000%
			79.999%	79.999%
			50.000%	50.000%
Basket component closing value:	In the case of each underlying ETF, the closing value of such underlying ETF.		25.000%	25.000%
			10.000%	10.000%
			0.000%	0.000%
			* assumes a maximum payment at maturity of $1,705.00.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETFs (including historical closing values of the underlying ETFs), the terms of the Trigger PLUS and certain risks.

About Your Trigger PLUS

The amount that you will be paid on your Trigger PLUS at stated maturity is based on the performance of an equally weighted basket composed of the VanEck Gold Miners ETF and the iShares® Silver Trust as measured from the pricing date to and including the valuation date.

The return on your Trigger PLUS is linked, in part, to the performance of the VanEck Gold Miners ETF, and not to that of the index on which the VanEck Gold Miners ETF is based.

The initial basket value is 100, and the final basket value (the basket closing value on the valuation date) will equal the sum of the products, as calculated separately for each ETF, of: (i) the closing value of the ETF on the valuation date multiplied by (ii) the applicable multiplier. The multiplier will equal, for each ETF, the quotient of (i) the weighting of such ETF (1/2 or 50.00%) multiplied by 100 divided by (ii) the initial basket component value.

At maturity, if the final basket value is greater than the initial basket value of 100, the return on your Trigger PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the basket percent increase, subject to the maximum payment of at least $1,705.00 per Trigger PLUS (set on the pricing date). If the final basket value is equal to or less than the initial basket value but greater than or equal to the trigger level of 80.00% of the initial basket value, you will receive the principal amount of your Trigger PLUS. However, if the final basket value is less than the trigger level, you will lose a significant portion of your investment. Declines in one ETF may offset an increase in the other ETF.

The Trigger PLUS are for investors who seek the potential to earn 200% of any positive return of the basket, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing their entire investment if the final basket value is less than the trigger level.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated October 3, 2024
•
General terms supplement no. 8,999 dated February 13, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETFs (including historical closing values of the underlying ETFs), the terms of the Trigger PLUS and certain risks.

RISK FACTORS

An investment in the Trigger PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the underlying ETF stocks, i.e., with respect to the VanEck Gold Miners ETF to which your Trigger PLUS are linked, the stocks comprising such underlying ETF. You should carefully consider whether the offered Trigger PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

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Your Trigger PLUS Do Not Bear Interest
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You May Lose Your Entire Investment in the Trigger PLUS
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The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Incremental Change in the Value of the Basket
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The Return on Your Trigger PLUS Will Be Limited
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The Lower Performance of One Underlying ETF May Offset an Increase in the Other Underlying ETF
▪
The Return on Your Trigger PLUS Will Not Reflect Any Dividends Paid on the Underlying ETFs or Any Underlying ETF Stocks
▪
The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS
▪
The Amount Payable on Your Trigger PLUS Is Not Linked to the Basket Component Closing Values of the Underlying ETFs at Any Time Other than the Valuation Date
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The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors
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Your Trigger PLUS May Not Have an Active Trading Market
▪
If the Values of the Underlying ETFs Change, the Market Value of Your Trigger PLUS May Not Change in the Same Manner
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Investing in the Trigger PLUS is Not Equivalent to Investing in the Underlying ETFs; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETFs or Any Underlying ETF Stock
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We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price
▪
If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will be Negatively Affected

Risks Related to Conflicts of Interest

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Other Investors May Not Have the Same Interests as You
▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Trigger PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Trigger PLUS
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Trigger PLUS

Additional Risks Related to the VanEck Gold Miners ETF

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The Policies of the VanEck Gold Miners ETF’s Investment Advisor and the Publisher of Its Index, Could Affect the Amount Payable on Your Trigger PLUS and Their Market Value

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETFs (including historical closing values of the underlying ETFs), the terms of the Trigger PLUS and certain risks.

▪
There Is No Assurance That an Active Trading Market Will Continue for the VanEck Gold Miners ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the VanEck Gold Miners ETF Is Subject to Management Risks, Securities Lending Risks and Custody Risks
▪
The VanEck Gold Miners ETF and Its Index Are Different and the Performance of the VanEck Gold Miners ETF May Not Correlate With the Performance of Its Index
▪
The VanEck Gold Miners ETF Is Concentrated in Gold and Silver Mining Companies and Does Not Provide Diversified Exposure
▪
An Investment in the Offered Trigger PLUS Is Subject to Risks Associated with Foreign Securities Markets
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Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying ETF with Underlying ETF Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Trigger PLUS
▪
Your Investment in the Trigger PLUS Will Be Subject to Foreign Currency Exchange Rate Risk
▪
Even Though Currencies Trade Around-The-Clock, Your Trigger PLUS Will Not
▪
The VanEck Gold Miners ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Additional Risks Related to the iShares® Silver Trust

▪
The Policies of the iShares® Silver Trust’s Investment Advisor Could Affect the Amount Payable on Your Trigger PLUS and Their Market Value
▪
There Is No Assurance That an Active Trading Market Will Continue For the iShares® Silver Trust or That There Will Be Liquidity in Any Such Trading Market; Further, the iShares® Silver Trust Is Subject to Custody Risks
▪
The iShares® Silver Trust Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
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The Price of the iShares® Silver Trust is Linked to the Price of Silver, Which May Change Unpredictably and Affect the Value of the Trigger PLUS in Unforeseeable Ways
▪
Investing in Trigger PLUS Linked to the iShares® Silver Trust is Not the Same as Investing Directly in Silver
▪
An Investment in the Trigger PLUS is Subject to Risks Associated with the London Bullion Market
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Termination of the iShares® Silver Trust Could Adversely Affect the Value of the Trigger PLUS
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The Correlation Between the Performance of the iShares® Silver Trust and the Price of Silver May Be Imperfect
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Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Trigger PLUS
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Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Trigger PLUS

Risks Related to Tax

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The Tax Consequences of an Investment in Your Trigger PLUS Are Uncertain
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Your Trigger PLUS May Be Subject to the Constructive Ownership Rules
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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

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Past Performance is No Guide to Future Performance
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The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETFs (including historical closing values of the underlying ETFs), the terms of the Trigger PLUS and certain risks.

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With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection
▪
With Respect to Notes Linked to Exchange-Traded Funds, Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Applicable Exchange-Traded Fund to Which Your Notes Are Linked, There Is No Affiliation Between the Investment Advisor of such Exchange-Traded Fund and Us

Risks Related to Conflicts of Interest

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Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
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You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
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Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
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The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

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The Return on Indexed Notes May Be Below the Return on Similar Securities
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The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
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An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
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An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
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We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
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Information About an Index or Indices May Not Be Indicative of Future Performance
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We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

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Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
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The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
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The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETFs (including historical closing values of the underlying ETFs), the terms of the Trigger PLUS and certain risks.